Exhibit 99.1

MannKind Expands Its Pipeline with the Acquisition of QrumPharma, Inc.

Lead investigational product (inhaled clofazimine) designated by the FDA as an orphan drug and qualified infectious disease product

WESTLAKE VILLAGE, Calif., December 7, 2020 (GLOBE NEWSWIRE) — MannKind Corporation (Nasdaq: MNKD) today announced that it has acquired QrumPharma, Inc., a privately held pharmaceutical company developing inhalation treatments for severe chronic and recurrent pulmonary infections, including Nontuberculous Mycobacterial (NTM) lung disease.

“We have focused on building a stronger pipeline to treat unmet needs for orphan lung diseases, an area where we can leverage our experience and technology to create differentiated therapeutic products,” said Michael Castagna, Chief Executive Officer of MannKind. “This acquisition brings us a lead program that is expected to enter Phase 1 in late 2021. In addition, our combined capabilities have the potential to create a dry powder formulation that will enable patients suffering from NTM to have a much more positive treatment experience. We are also very excited to add the QrumPharma development team to our roster of talent, with their deep expertise of inhaled drug delivery.”

In connection with the acquisition, Thomas Hofmann, M.D., Ph.D. will transition from CEO of QrumPharma to Chief Scientific Officer of MannKind Corporation. Dr. Hofmann has over 20 years of experience in inhaled drug development for cystic fibrosis and anti-infectives, including two FDA-approved drugs. In 2015, Dr. Hofmann was the recipient of the Milton Graub Medical Recognition Award from the Cystic Fibrosis Foundation.

“My team and I are thrilled to be joining forces with the MannKind development team,” said Dr. Thomas Hofmann. “I look forward to leveraging MannKind’s best-in-class technology to bring new therapies to patients with orphan lung diseases.”

NTM lung disease is a serious chronic condition associated with a reduction of lung function and quality of life. It is estimated that 75,000-105,000 people in the U.S. were diagnosed in 2018 and the NTM population is growing 8% per year, with women, senior citizens and people with underlying lung conditions at greater risk. QrumPharma’s lead program (QRM-003) is focused on an inhaled, nebulized formulation of clofazimine, which would provide several clinical advantages over the current solid oral dosage form. The U.S. Food and Drug Administration has designated QRM-003 as both an orphan drug and a qualified infectious disease product (QIDP) for the treatment of pulmonary nontuberculous Mycobacterial infections.

MannKind purchased all of the outstanding capital stock of QrumPharma for consideration consisting of $3.5 million in cash and 3,067,179 shares of MannKind common stock, subject to adjustment for cash on hand, unpaid indebtedness, unpaid transaction expenses, net working capital, and other liabilities of QrumPharma. In addition, the selling stockholders of QrumPharma will be entitled to contingent payments in the event that products based on QrumPharma’s intellectual property generate net sales that exceed specified thresholds.

Locust Walk served as an advisor to MannKind.

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with endocrine and orphan lung diseases. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, its first FDA-approved product and the only inhaled ultra rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide. MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties detailed in MannKind’s filings with the SEC. For a discussion of these and other factors, please refer to MannKind’s annual report on Form 10-K for the year ended December 31, 2019 as well as MannKind’s other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

818-661-5000

ir@mannkindcorp.com